Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
April 19, 2012

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2012

•	Australian revenues increase 48%, driving 17% rise in consolidated revenues to $2.04 billion

•	EBITDA rises 18% to $513 million

•	Operating profit increases 11% to $350 million and operating cash flows rise 79% to $396 million

•	Diluted EPS from continuing operations totals $0.64 with adjusted diluted EPS of $0.67

•	Peabody reduces 2012 U.S. production targets in response to market demand;
Australian production targets remain 30% - 40% above prior year

ST. LOUIS, April 19 - Peabody Energy (NYSE: BTU) today reported first quarter 2012 EBITDA of $512.6 million, an 18 percent increase over prior year levels. Income from continuing operations totaled $182.3 million, with diluted earnings per share from continuing operations of $0.64. Adjusted diluted earnings per share totaled $0.67, compared with $0.72 in the prior year.
“Peabody delivered increased contributions from both Australian and U.S. mining operations,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Our operations contributed higher revenues and margins per ton in all regions, demonstrating the strength of our diverse platform in the face of challenging conditions. Looking forward, our U.S. coal position remains fully priced for 2012, Australian thermal coal demand remains strong, and recent data suggest that metallurgical coal markets have stabilized with upside potential in the second half.”

RESULTS FROM CONTINUING OPERATIONS
First quarter revenues rose 17 percent to $2.04 billion, driven by a 27 percent increase in Australian revenues per ton and a 7 percent rise in U.S. revenues per ton. Sales volumes of 61.7 million tons were above prior year sales of 61.2 million tons.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 2

Revenues in Australia climbed 48 percent on higher realized pricing for both metallurgical and thermal coal and an 18 percent increase in sales volumes. Australia shipments totaled 6.6 million tons, including 2.9 million tons of metallurgical coal and 2.6 million tons of seaborne thermal coal.
U.S. revenues rose 5 percent, driven by higher realized prices in both the Midwestern and Western regions. U.S. shipments were largely in line with 2011 as the company only shipped to meet contractual commitments.
EBITDA rose 18 percent to $512.6 million, compared with $435.3 million in the prior year.

•
Australian Mining EBITDA increased 41 percent to $295.6 million on higher volumes and increased revenues per ton. Australian EBITDA benefited from additional volumes due to the Macarthur Coal acquisition. Australian results were impacted by approximately $41 million in weather-related effects on metallurgical coal sales and production in late March.

•	U.S. Mining EBITDA rose 10 percent to $317.3 million due to higher revenues and increased per-ton margins in both the West and Midwest.

Operating profit increased 11 percent to $350.2 million and operating cash flows rose 79 percent to $395.5 million.
Income from continuing operations totaled $182.3 million, compared with $194.6 million in the prior year, declining due to higher acquisition-related interest expense and depreciation, depletion and amortization. Adjusted income from continuing operations totaled $191.2 million. Diluted earnings per share from continuing operations totaled $0.64 while adjusted diluted earnings per share totaled $0.67.

Summary of Adjusted Income and Diluted Earnings Per Share (Unaudited)

	Quarter Ended
(Dollars in Millions, Except Per Share Data)	March	March
	2012	2011

Income from Continuing Operations	$182.3	$194.6
Remeasurement Expense Related to
Foreign Income Tax Accounts	8.9	6.4
Adjusted Income from Continuing Operations (1)	$191.2	$201.0

Diluted EPS	$0.64	$0.70
Remeasurement Expense Related to
Foreign Income Tax Accounts	0.03	0.02
Adjusted Diluted EPS (1)	$0.67	$0.72

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of EBITDA tables after this release.
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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 3

GLOBAL COAL MARKETS AND PEABODY'S POSITION
“Near-term markets reflect the strength of Asia re-emerging as the leader of global economic growth and increased coal consumption. China's steel production rebounded in March, China's coal imports are running at a record pace, significant new global generation is coming on line, and we look for a 10 percent increase in seaborne coal demand in 2012,” said Boyce.
“Lower U.S. coal-fueled generation related to mild weather and coal-to-gas switching has reduced U.S. coal demand. During March, industry shipment reductions accelerated after a number of industry production curtailments were announced. Additional reductions are likely. Peabody is negotiating with select customers regarding reduced 2012 shipments and is lowering planned U.S. production.”
Peabody believes it is best positioned in the industry with sustained increases in Australian coal production and the leading position in low-cost U.S. regions. Australian coal is expected to experience strong demand growth due to its quality and proximity to the growing Asian coal markets. In the United States, Peabody has the leading position in the two regions with the best demand growth potential and lowest cost structure - the Powder River and Illinois basins. These regions also stand to benefit from expanding U.S. export capacity in coming years, much of which is expected to come from the Gulf and West coasts.
According to Boyce, “Global industry and economic data continues to support a coal supercycle, with sustained increases in coal demand from expanding international electricity generation and steel production, growing seaborne coal imports and constrained coal supplies. This is primarily driven by urbanization and industrialization in China, India and emerging Asia, which are likely to account for more than 90 percent of the increase in global coal demand over the next 25 years. At the same time, Australia is expected to supply much of the world's rise in seaborne coal.”
Within global coal markets:

•	Growing global electricity generation and rising steel production capacity utilization are driving record global coal imports, which are expected to increase 10 percent in 2012.

•
China's net coal imports totaled 58 million tonnes, an 81 percent first quarter increase over the prior year, to meet rising coastal demand for both metallurgical and thermal coal. China steel production accelerated throughout the first quarter and electricity generation is up 7 percent over the prior year. In 2012, China's domestic

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 4
coal production is targeted to grow at half the rate of electricity generation, leading to strong import growth.

•
India's coal generation has increased 9 percent year to date, and coal imports are expected to set another new record in 2012 led by rising thermal coal demand. India also has eliminated its tariff on imported coal to encourage greater imports.

•	Japan is increasing thermal coal imports due to high seaborne natural gas prices and nuclear generation that has been reduced to just one active plant.

•
Global coal supply faces constraints around the world, including rising costs of supply and transportation challenges in China, ongoing production shortfalls in India, limited rail and port capacity in multiple countries, and cost, labor and weather-related challenges in a number of regions.

Peabody expects these global trends to continue for years, as China and India lead the global buildout of coal-fueled generation. Nearly 90 gigawatts of new coal-fueled generation are expected to come on line in 2012 representing more than 300 million tonnes of additional thermal coal demand. And over the next five years, Peabody expects new coal-fueled generation to grow by 385 gigawatts, which would require more than 1.3 billion tonnes of additional thermal coal. Peabody expects China's coal consumption to grow by more than 1 billion tonnes by 2015, to approximately 5 billion tonnes per year. In India, approximately 70 gigawatts of coal-fueled generation are expected to start up in the next five years, requiring nearly 250 million tonnes of additional coal, much of which is expected to be supplied through increased imports.
Global steel production is expected to increase as emerging nations continue to urbanize and industrialize. Peabody anticipates global metallurgical coal demand growth of approximately 50 million tonnes per year every year over the next five-plus years.
Newcastle thermal coal contracts settled at $115 per tonne for April 1 settlements, which is within 15 percent of record levels. Metallurgical coal prices for high quality hard coking coal and low-vol PCI are being settled at $210 and $153 per tonne, respectively, for April 1 quarterly contracts.
In Australia, Peabody is settling second quarter metallurgical coal shipments in line with recent settlements, with essentially all metallurgical coal production unpriced for the remainder of the year. The company continues to target total 2012 metallurgical coal sales of 14 to 15 million tons. Peabody is also settling thermal coal contracts in line with recent settlements.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 5

Seaborne thermal volumes are targeted at 12 to 13 million tons for 2012, with 20 to 25 percent remaining to be priced later in the year.
U.S. coal markets experienced first quarter declines in both consumption and production, with sharp declines in U.S. coal-fueled generation due to coal-to-gas switching, mild winter weather and low economic growth. Peabody estimates that first quarter U.S. coal shipments declined 7 percent. Reductions accelerated throughout the quarter to an estimated 13 percent in March, which would equate to more than 140 million tons on an annualized basis.
The company estimates that U.S. coal-fueled electricity demand could decrease in excess of 100 million tons in 2012, with net U.S. coal exports increasing approximately 15 million tons to more than 110 million tons. Based on announced projects, U.S. export capacity could increase by more than 75 percent over the next five years to 250 million tons.
Peabody has reduced its targeted 2012 U.S. sales volume to 185 to 195 million tons, with production fully priced. The company has 40 to 50 percent of planned production unpriced for 2013.
OPERATIONS AND PROJECT UPDATE
Since the beginning of 2012, Peabody has continued to progress its key operations initiatives and mine projects.

•	The company advanced improvement activities and increased equipment utilization at the Coppabella and Moorvale mines, which were acquired in October 2011;

•	Employees at the high quality hard coking coal mine, North Goonyella, overwhelmingly accepted a new employee bargaining agreement;

•	Peabody favorably resolved a dispute regarding the MDL 162 project in Queensland, and now retains a 90 percent equity ownership position in the development license.
Peabody continued to generate strong cash flows during the quarter, while investing in key projects to meet rising Australian volume targets for 2012 and beyond. The combination of cash flow generation and modest sustaining capital expenditures gives Peabody the ability to fund previously approved organic growth projects and reduce debt.
First quarter capital investments totaled $238.6 million, and the company has reduced its planned capital spending to $1.1 to $1.3 billion in 2012.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 6

Since the beginning of the year, Peabody:

•	Continued development of the low-vol PCI Codrilla Mine, which is expected to produce first coal in late 2013 and reach approximately 3.5 million tons per year

•	(2.6 million tons attributable) at full production;

•	Shipped first coal from the Middlemount Mine through Abbot Point port. Middlemount sales are expected to reach 4.4 million tons per year (2.2 million tons attributable) at full production;

•	Advanced expansions at Millennium, Burton and Metropolitan metallurgical coal mines, which are expected to contribute an additional 3 to 4 million tons at full production; and

•	Continued the conversion of Wilpinjong and Millennium mines in Australia from contract mining to owner operations.

OUTLOOK
Peabody is targeting second quarter 2012 EBITDA in the range of $450 to $550 million and adjusted diluted earnings per share of $0.40 to $0.65. Second quarter targets reflect expected lower realized metallurgical and thermal coal pricing along with reduced U.S. shipments.
For 2012, the company is maintaining Australian sales targets of 33 to 36 million tons and reducing U.S. volume targets to 185 to 195 million tons. Total sales are now targeted at 235 to 255 million tons, with the remainder from Trading and Brokerage activities.
Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 19, 2012. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: global demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in our trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; integration of the newly acquired Macarthur Coal operations; successful implementation of business strategies;

negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, and amortization of basis difference associated with equity method investments.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management's opinion, excluding such impact is a better indicator of the company's ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company's results with prior and future periods.

Condensed Consolidated Statements of Income (Unaudited)
For the Quarters Ended March 31, 2012 and 2011

(Dollars in Millions, Except Per Share Data)
	Quarter Ended
	March	March
	2012	2011

Tons Sold (In Millions)	61.7	61.2

Revenues	$2,038.6	$1,743.1
Operating Costs and Expenses	1,438.6	1,247.2
Depreciation, Depletion and Amortization	144.9	107.7
Asset Retirement Obligation Expense	15.2	13.3
Selling and Administrative Expenses	71.0	61.6
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(4.0)	(4.0)
Loss from Equity Affiliates:
Results of Operations	20.4	3.0
Amortization of Basis Difference	2.3	—
Loss from Equity Affiliates	22.7	3.0
Operating Profit	350.2	314.3
Interest Income	(8.1)	(4.1)
Interest Expense	102.0	51.0
Income from Continuing Operations Before Income Taxes	256.3	267.4
Income Tax Provision:
Provision	65.1	66.4
Remeasurement Expense Related to Foreign Income Tax Accounts	8.9	6.4
Income Tax Provision	74.0	72.8
Income from Continuing Operations, Net of Income Taxes	182.3	194.6
Loss from Discontinued Operations, Net of Income Taxes	(4.0)	(15.9)
Net Income	178.3	178.7
Less: Net Income Attributable to Noncontrolling Interests	5.6	2.2
Net Income Attributable to Common Stockholders	$172.7	$176.5

Diluted EPS (1):
Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.64	$0.70
Discontinued Operations	(0.01)	(0.05)
Net Income Attributable to Common Stockholders	$0.63	$0.65

EBITDA	$512.6	$435.3

Adjusted Diluted EPS (1):
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.64	$0.70
Remeasurement Expense Related to Foreign Income Tax Accounts	0.03	0.02
Adjusted Income from Continuing Operations	$0.67	$0.72

(1)
Weighted average diluted shares outstanding were 270.9 million and 272.8 million for the quarters ended March 31, 2012 and 2011, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of income. For the quarters ended March 31, 2012 and 2011, there was no dilutive impact of our Convertible Junior Subordinated Debentures on diluted EPS.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended March 31, 2012 and 2011

	Quarter Ended
	March	March
	2012	2011

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,126.6	$1,070.7
Australian Mining Operations	854.1	578.8
Trading and Brokerage Operations	52.5	83.9
Other	5.4	9.7
Total	$2,038.6	$1,743.1

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	7.0	7.6
Western U.S. Mining Operations	43.4	43.8
Australian Mining Operations	6.6	5.6
Trading and Brokerage Operations	4.7	4.2
Total (1)	61.7	61.2

Revenues per Ton - Mining Operations
Midwestern U.S.	$52.30	$48.36
Western U.S.	17.54	16.07
Total - U.S.	22.36	20.84
Australia	130.34	103.01

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$36.51	$33.88
Western U.S.	12.77	11.97
Total - U.S.	16.06	15.21
Australia	85.23	65.71

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$15.79	$14.48
Western U.S.	4.77	4.10
Total - U.S.	6.30	5.63
Australia	45.11	37.30

Operating Profit per Ton	$5.68	$5.14

	Quarter Ended
	March	March
(Dollars in Millions)	2012	2011

EBITDA - U.S. Mining Operations	$317.3	$289.3
EBITDA - Australian Mining Operations	295.6	209.6
EBITDA - Trading and Brokerage Operations	28.1	26.8
EBITDA - Resource Management (3)	0.9	2.2
Selling and Administrative Expenses	(71.0)	(61.6)
Other Operating Costs, Net (4)	(58.3)	(31.0)
EBITDA	512.6	435.3
Depreciation, Depletion and Amortization	(144.9)	(107.7)
Asset Retirement Obligation Expense	(15.2)	(13.3)
Amortization of Basis Difference Related to Equity Affiliates	(2.3)	—
Operating Profit	350.2	314.3
Operating Cash Flows	395.5	220.6
Capital Expenditures	238.6	102.5

(1)	Metallurgical coal sales totaled 2.9 million and 2.1 million tons for the quarters ended March 31, 2012 and 2011, respectively.
(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, (income) losses from equity interests and provisions for certain litigation.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
March 31, 2012 and Dec. 31, 2011

(Dollars in Millions)
	(Unaudited)
	March 31, 2012	Dec. 31, 2011
Cash and Cash Equivalents	$952.4	$799.1
Receivables, Net	748.1	922.5
Inventories	514.9	446.3
Assets from Coal Trading Activities, Net	43.3	44.6
Deferred Income Taxes	24.3	27.3
Other Current Assets	746.7	766.1
Total Current Assets	3,029.7	3,005.9
Net Property, Plant, Equipment and Mine Development	11,969.1	11,362.7
Investments and Other Assets	1,938.3	2,364.4
Total Assets	$16,937.1	$16,733.0

Current Maturities of Debt	$114.6	$101.1
Liabilities from Coal Trading Activities, Net	14.6	10.3
Accounts Payable and Accruals	1,502.8	1,712.3
Total Current Liabilities	1,632.0	1,823.7
Long-Term Debt	6,538.4	6,556.4
Deferred Income Taxes	590.8	554.2
Other Long-Term Liabilities	2,363.1	2,282.9
Total Liabilities	11,124.3	11,217.2
Stockholders' Equity	5,812.8	5,515.8
Total Liabilities and Stockholders' Equity	$16,937.1	$16,733.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended March 31, 2012 and 2011

(Dollars in Millions)	Quarter Ended
	March	March
	2012	2011

EBITDA	$512.6	$435.3
Depreciation, Depletion and Amortization	144.9	107.7
Asset Retirement Obligation Expense	15.2	13.3
Amortization of Basis Difference Related to Equity Affiliates	2.3	—
Interest Income	(8.1)	(4.1)
Interest Expense	102.0	51.0
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	65.1	66.4
Adjusted Income from Continuing Operations (1)	191.2	201.0
Remeasurement Expense Related to Foreign Income Tax Accounts	8.9	6.4

Income from Continuing Operations, Net of Income Taxes	$182.3	$194.6

Net Income Attributable to Noncontrolling Interests	$5.6	$2.2

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes - Targets for the Quarter Ending June 30, 2012 (Unaudited)

(Dollars in Millions)	Quarter Ending June 30, 2012
	Targeted Results
	Low	High

EBITDA	$450	$550
Depreciation, Depletion and Amortization	176	188
Asset Retirement Obligation Expense	20	17
Interest Income	(4)	(7)
Interest Expense	108	103
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	35	62
Adjusted Income from Continuing Operations (1)	115	187
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Income from Continuing Operations, Net of Income Taxes	$115	$187

Net Income Attributable to Noncontrolling Interests	$5	$8

Adjusted Diluted EPS:
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.40	$0.65
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Income from Continuing Operations	$0.40	$0.65

(1)	In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.